EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (to be filed on or about September 12, 2006) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated June 22, 2005 (except for the 9th paragraph of Note 1, as to which the date is June 13, 2006), with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. included in its Annual Report (Form 10-K for the fiscal year ended April 30, 2006) as of April 30, 2005 and for each of the two years then ended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 8, 2006